Exhibit 99.1

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
Company Posts Record Adjusted EBITDA in 2010

ALBANY, N.Y., (February 25, 2011) - Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today reported its consolidated results for the fourth quarter and year ended December 31, 2010. Results for the fourth quarter of 2010 include:

•
Net sales of $670.0 million compared to $607.0 million in the fiscal three-month period ended December 31, 2009, an increase of 10 percent. The increase was primarily due to an increase in sales volumes and higher pricing, partially offset by fluctuations in exchange rates.

•
Operating income of $58.2 million versus operating income of $55.3 million in the fiscal three-month period ended December 31, 2009. Fourth quarter 2010 operating income improved slightly compared to the prior year primarily due to improved volume and pricing actions partially offset by higher raw material costs, the restoration of certain wage and benefits that were temporarily reduced in the prior year period, and new investments in growth projects. Operational inefficiencies from a temporary plant outage also negatively impacted operating income by approximately $3 million.

•
Net loss attributable to Momentive Performance Materials of $88.4 million compared to net loss attributable to Momentive Performance Materials of $21.9 million in the fiscal three-month period ended December 31, 2009. Fourth quarter 2010 results reflected the same factors impacting operating income, as well as a loss of $77.9 million on the exchange and extinguishment of debt from the Company's November 2010 refinancing.

•
Adjusted EBITDA (excluding the impact of pro forma savings from the shared services agreement with Momentive Specialty Chemicals Inc., or “MSC”) of $103.3 million in the fiscal three-month period ended December 31, 2010 compared to Adjusted EBITDA of $106.1 million in the fiscal three-month period ended December 31, 2009. In addition, the Company’s Unrestricted Subsidiary contributed $6.4 million and $1.4 million of EBITDA for the fourth quarter 2010 and fourth quarter 2009, respectively, resulting in a Combined Adjusted EBITDA (excluding the impact of pro forma savings from the shared services agreement with Momentive Specialty Chemicals Inc., or “MSC”) of $109.7 million and $107.5 million for the respective fourth quarter periods. Adjusted EBITDA and Combined Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to Net Income (Loss) later in this release.

Fiscal year 2010 results include:

•	Net sales of $2.588 billion in 2010 compared to $2.084 billion in 2009, an increase of 24 percent.

•	Operating income of $261.5 million in 2010 versus operating income of $40.3 million for the prior year period.

•
Net loss attributable to Momentive Performance Materials Inc. of $63.7 million in 2010 versus net loss of $41.8 million in the prior year period. The 2010 net loss reflected a loss on the extinguishment and exchange of debt of $77.9 million. The 2009 net loss included a gain on the extinguishment and exchange of debt of $178.7 million.

•
Adjusted EBITDA of $523.6 million in the twelve-month period ended December 31, 2010. In addition, EBITDA from the Company's Unrestricted Subsidiary, which is excluded from Adjusted EBITDA, totaled $19.5 million in the twelve-month period ended December 31, 2010, resulting in a Combined Adjusted EBITDA of $543 million, which includes the impact of pro forma savings from the shared services agreement with Momentive Specialty Chemicals Inc. Adjusted EBITDA and Combined Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to Net Income (Loss) later in this release.

“Sales for our Silicones segment were positively impacted on a year-over-year basis by stronger demand in the construction, automotive and electronics sectors,” said Craig O. Morrison, Chairman and CEO. “Most silicone product groups and the Asia Pacific region saw improvements in volume versus the fourth quarter of 2009. Our most recent quarterly results were also driven by our Quartz portfolio, which continued to see strong demand in the semiconductor and ceramics application market. While raw material inflation clearly impacted our results in the fourth quarter of 2010, we have responded aggressively and began implementing additional pricing actions for our silicone products in December 2010. In the fourth quarter of 2010, we also completed actions under the shared services agreement that will generate annual run-rate savings of $13 million. The timing of implementation of these actions was better than our initial estimates, and the savings will be allocated amongst MSC and MPM as per the agreement.”

“In addition, full-year 2010 Adjusted EBITDA reflected a strong performance for the Company due to improving volumes, robust demand for our specialty silicones portfolio, and significant gains in our Quartz business. We also posted net cash from operating activities of $262 million during 2010, which was a significant improvement compared to the prior year. 2010 was a year of tremendous accomplishments for the Company, particularly entering into the shared services agreement with Momentive Specialty Chemicals Inc. in connection with the transactions that formed Momentive Performance Materials Holdings LLC in October 2010. We believe that through our relationship with Momentive Specialty Chemicals Inc. we can significantly improve our cost structure and accelerate our growth. We also improved our capital structure through the refinancing of approximately $1.25 billion of our senior unsecured notes in November 2010 and the successful extension of our senior credit facility in early 2011.”

Summary Results

The following table sets forth net sales for the fourth quarter and twelve months ended December 31, 2010 and December 31, 2009.

	For fiscal three-month period ended				For fiscal twelve-month period ended
	Dec. 31, 2010		Dec. 31, 2009		Dec. 31, 2010		Dec. 31, 2009
Net Sales by Segment
Silicones	$585.9	87%	$550.6	91%	$2,286.1	88%	$1,912.9	92%
Quartz	84.1	13%	56.4	9%	302.3	12%	170.6	8%
Total	$670.0	100%	$607.0	100%	$2,588.4	100%	$2,083.5	100%

Net Sales. Net sales in the fiscal three-month period ended December 31, 2010 were $670.0 million, compared to $607.0 million for the same period in 2009, an increase of 10.4 percent. The increase was primarily due to an increase in sales volume of 9.0 percent and an increase in selling prices of 3.1 percent, partially offset by unfavorable exchange rate fluctuations of 1.7 percent. Foreign exchange impacts were primarily related to the strengthening of the U.S. dollar against the Euro.
Net sales for our Silicones segment in the fiscal three-month period ended December 31, 2010 were $585.9 million, compared to $550.6 million for the same period in 2009, an increase of 6.4 percent. The increase was primarily due to an increase in sales volume of 5.6 percent. Sales volume for our Silicones segment was positively impacted on a year-over-year basis by stronger demand in the construction, automotive and electronics sectors. Most product groups and the Asia Pacific region saw improvements in volume versus the fourth quarter of 2009. We continue to focus on providing more high-value specialty products to our customers versus lower-margin commoditized or core products.
Net sales for our Quartz segment in the fiscal three-month period ended December 31, 2010 were $84.1 million, compared to $56.4 million for the same period in 2009, an increase of 49.1 percent. The increase was primarily a result of strong overall demand on a year-over-year basis for semiconductor related products. We continue to expect semiconductor related product sales to remain strong through the first half of 2011.

Outlook
“We remain vigilant about volatile and escalating raw material costs as we move into 2011,” Morrison said. “We are working to steadily close the raw material gap through our pricing discipline. Despite the continued modest pace of recovery in North America and Europe, we anticipate continued growth in several international regions, including Latin America, India, China and southeast Asia. We are also encouraged by our early 2011 trends following our strong fourth quarter average daily order rates for our silicones business. We expect semiconductor related product sales to remain strong through the first half of 2011 supporting growth in our Quartz business. Finally, we are focused on achieving a portion of the anticipated synergies from the shared services agreement with Momentive Specialty Chemicals Inc. in the coming year.”

Liquidity and Capital Resources

At December 31, 2010, Momentive Performance Materials had $2.979 billion of debt, which includes $50.9 million of long-term debt associated with the Unrestricted Subsidiary. In addition, at December 31, 2010, Momentive Performance Materials had $511 million in liquidity including $254 million of unrestricted cash and cash equivalents and $257 million of borrowings available under our senior secured revolving credit facility.

As previously announced, Momentive Performance Materials refinanced approximately $1.25 billion USD equivalent of senior unsecured notes due 2014 with approximately $1.37 billion USD equivalent of senior unsecured notes due 2021, reducing the Company's weighted average coupon rate on this debt from 9.6% to 9.1%. The bond offering, bond exchange, cash tenders and bond redemption that comprised the refinancing closed on various dates in November and December 2010. In addition, Momentive Performance Materials obtained commitments from certain existing revolving facility lenders and certain other financial institutions in October and November 2010 to provide a new and/or extended revolving credit facility for the full $300 million under the Company's existing revolving credit facility.

In February 2011, the Company amended its credit agreement governing its senior credit facilities. Under the agreement, Momentive Performance Materials extended the maturity of approximately $839.5 million aggregate U.S. dollar equivalent principal amount of the Company's U.S. dollar and Euro denominated term loans held by consenting lenders from December 4, 2013 to May 5, 2015 and increased the interest rates on these term loans 125 basis points to LIBOR plus 3.5% and Euro LIBOR plus 3.5% respectively, among other actions. The original U.S. and Euro denominated term loans of approximately $68 million and €90 million that were not extended continue to have a maturity date of December 4, 2013 and an interest rate of LIBOR plus 2.25% and Euro LIBOR plus 2.25%, respectively.

At December 31, 2010, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Based on Momentive Performance Materials' current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash, together with available borrowings under its senior secured credit facilities, will be adequate to meet its liquidity needs for the next twelve months.

Earnings Call

Momentive Performance Materials will host a teleconference to discuss fourth quarter and year ended 2010 results on Friday, February 25, 2011, at 11 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-277-1181
International Participants: 617-597-5358
Participant Passcode: 67092853

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the

Company's website: www.momentive.com.

A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on February 25, 2011. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 87675020. A replay also will be available through the Investor Relations Section of the Company's website.

Covenants under our Senior Secured Credit Facility and the Notes
The credit agreement governing our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facilities) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. In addition, our ability to incur indebtedness or make investments is restricted under the indentures governing our notes unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months basis) of at least 2.00 to 1.00. “Fixed charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of December 31, 2010, we were able to satisfy this test and incur additional indebtedness under the indentures. The restrictions on our ability to incur indebtedness or make investments under the indentures are also subject to other significant exceptions. On December 31, 2010, we were in compliance with the senior secured leverage ratio maintenance covenant, the other covenants under the credit agreement governing the senior secured credit facilities and the covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of one of our subsidiaries that is designated as an Unrestricted Subsidiary under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of one of our subsidiaries that is designated as an Unrestricted Subsidiary under our debt documents. Combined Adjusted EBITDA is one of the primary performance measures used by our senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources.
EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Combined Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA, Adjusted EBITDA (as calculated under our credit agreement and as substantially calculated under our indentures) and Combined Adjusted EBITDA for the periods presented:

MOMENTIVE PERFORMANCE MATERIALS INC.
EBITDA and Adjusted EBITDA

		Fiscal three month ended December 31,		Year to Date ended December 31,
		2010	2009	2010	2009

		(dollars in millions)		(dollars in millions)

Net loss attributable to Momentive		$(88.40)	(21.90)	(63.70)	(41.80)
Performance Materials Inc.
Loss (gain) on exchange of debt		77.90	—	77.90	(178.70)
Interest expense, net		65.90	66.00	249.10	257.30
Income taxes		3.40	11.20	(2.30)	15.50
Depreciation and amortization		53.40	49.00	197.10	191.60

EBITDA		112.30	104.30	458.10	243.90

Noncontrolling interest	(a)	0.10	(0.10)	0.80	0.10
Restructuring and non-recurring	(b)	8.30	(2.00)	23.10	22.90
Cost Savings and Inventory Optimization	(c)	—	0.10	—	23.90
Non cash and purchase accounting effects	(d)	(12.00)	5.20	7.10	(4.60)
Exclusion of Unrestricted Subsidiary Results	(e)	(6.40)	(1.40)	(19.50)	(2.30)
Management fee and other	(f)	1.00	—	4.00	—
Pro forma savings from shared services agreement	(g)	12.50	—	50.00	—
Adjusted EBITDA		$115.80	106.10	523.60	283.90
Inclusion of unrestricted subsidiary results		6.40	1.40	19.50	2.30
Combined Adjusted EBITDA		$122.20	107.50	543.10	286.20
Combined Adjusted EBITDA excluding pro forma		$109.70	107.50	493.10	286.20
savings from shared services agreement

Total Senior Secured Net Debt				765.2
Senior Secured Leverage Ratio as of
December 31, 2010				1.46

(a) Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.
(b)    Relates primarily to restructuring and non-recurring costs.
(c)    Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management, including headcount reductions, indirect cost savings, and inventory optimization programs. For the fiscal three months ended December 31, 2009.
(d)    Non-cash items include the effects of (i) stock-based compensation expense, (ii) purchase accounting, (iii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iv) unrealized natural gas derivative gains or losses, and (v) reserve changes and impairment charges. For the quarter ended December 31, 2010, non-cash items include: (i) stock-based compensation expense of $2.1, (ii) unrealized foreign currency exchange gain of $13.7, and (iii) unrealized gain on natural gas derivative contracts not designated as cash flow hedges of $0.4. For the quarter ended December 31, 2009, non-cash items include: stock-based compensation expense of $0.2; (ii) unrealized foreign currency exchange loss of $5.3; (iii) unrealized gain on natural gas derivative contracts not designated as cash flow hedges of $0.1. For the fiscal year ended December 31, 2010, non-cash items include: (i) stock-based compensation expense of $2.8, (ii) unrealized foreign currency exchange loss of $3.9, and (iii) unrealized loss on natural gas derivative contracts not designated as cash flow hedges of $0.4. For the fiscal year ended December 31, 2009, non-cash items include: stock-based compensation expense of $0.7; (ii) unrealized foreign currency exchange gain of $4.4; (iii) unrealized gain on natural gas derivative contracts not designated as cash flow hedges of $0.9.
(e)    Reflects the exclusion of EBITDA of one of our subsidiaries that is designated as an Unrestricted Subsidiary under our debt documents.
(f)    Management Fees and Other include management and other fees to Apollo and affiliates.
(g)    Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC.

Forward-Looking and Cautionary Statements
Certain statements included in this press release constitute forward-looking statements within the meaning of and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements other than statements of historical facts are statements that could be forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations in operating our business contained in the documents governing our indebtedness, including the restrictive covenants contained therein; global economic conditions; difficulties with the integration process or realization of benefits in connection with the transactions with Momentive Specialty Chemicals Inc.; and our inability to achieve cost savings. For a more detailed discussion of these and other risk factors, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, the owner of its sister company, Momentive Specialty Chemicals Inc., the global leader in thermoset resins. Additional information is available at www.momentive.com.
About the New Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, the “new Momentive”). The new Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. The new Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. The new Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about the new Momentive and its products is available at www.momentive.com.

Contacts

Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

Media:
John Scharf
518-233-3893
john.scharf@momentive.com

(See Attached Financial Statements)

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in thousands) (Unaudited)

	Year Ended December 31,
	2010	2009
Net sales	$2,588,423	$2,083,461
Costs and expenses:
Cost of sales, excluding depreciation	1,645,557	1,420,485
Selling, general and administrative expenses	388,225	345,433
Depreciation and amortization expenses	197,100	191,571
Research and development expenses	72,962	62,764
Restructuring and other costs	23,075	22,919
Goodwill impairment charge	—	—
Operating income (loss)	261,504	40,289
Other income (expense):
Interest income	1,698	3,187
Interest expense	(250,780)	(260,464)
Other income (expense), net	284	12,064
(Loss) gain on extinguishment and exchange of debt	(77,918)	178,732
Loss before income taxes (benefit)	(65,212)	(26,192)
Income taxes (benefit)	(2,250)	15,479
Net loss	(62,962)	(41,671)
Net (income) loss attributable to noncontrolling interests	(835)	(116)
Net loss attributable to Momentive Performance Materials Inc.	$(63,797)	$(41,787)

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollar amounts in thousands) (Unaudited)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$254,443	$210,284
Receivables, net	385,002	380,522
Due from affiliates	3,386	8,936
Inventories	374,451	349,143
Prepaid expenses	9,834	8,494
Income tax receivable	2,164	8,607
Deferred income taxes	12,322	10,444
Other current assets	1,185	5,256
Total current assets	1,042,787	981,686
Property and equipment, net	1,109,137	1,165,575
Other long-term assets	86,705	64,494
Deferred income taxes	41,619	41,540
Investments in nonconsolidated affiliates	655	586
Intangible assets, net	585,799	639,403
Goodwill	425,115	413,548
Total assets	$3,291,817	$3,306,832
Liabilities and Deficit
Current liabilities:
Trade payables	$302,844	$269,751
Short-term borrowings	2,114	—
Accrued expenses and other liabilities	170,102	161,457
Accrued interest	25,134	15,868
Due to affiliates	1,859	2,779
Accrued income taxes	9,763	11,110
Deferred income taxes	13,521	34,522
Current installments of long-term debt	24,804	97,977
Total current liabilities	550,141	593,464
Long-term debt	2,951,919	2,955,480
Other liabilities	59,051	64,221
Pension liabilities	272,068	208,738
Deferred income taxes	62,729	63,241
Total liabilities	3,895,908	3,885,144
Commitments and contingencies
Deficit
Common stock	—	—
Additional paid-in capital	603,298	601,732
Accumulated deficit	(1,427,547)	(1,363,750)
Accumulated other comprehensive income	216,725	180,060
Total Momentive Performance Materials Inc. deficit	(607,524)	(581,958)
Noncontrolling interests	3,433	3,646
Total deficit	(604,091)	(578,312)
Total liabilities and deficit	$3,291,817	$3,306,832

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar amounts in thousands) (Unaudited)

	Year Ended December
	2010	2009
Cash flows from operating activities:
Net loss	$(62,962)	$(41,671)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	197,100	191,571
Asset impairment charge	—	—
Goodwill impairment charge	—	—
Loss (gain) on extinguishment and exchange of debt	77,918	(178,732)
Amortization of debt discount and issuance costs	16,964	14,657
Stock-based compensation expense	2,816	787
Deferred income taxes	(18,822)	710
Noncash paid-in-kind interest election	11,045	27,676
Change in unrealized (gain) loss on derivative instruments	380	(6,848)
Changes in operating assets and liabilities:
Receivables	(7,034)	35,830
Inventories	(27,714)	34,724
Due to/from affiliates	3,856	(10,202)
Prepaid expenses and other assets	1,337	1,811
Trade payables	29,982	(52,317)
Accrued expenses and other liabilities	16,071	(18,712)
Accrued income taxes	4,448	18,663
Pension liabilities	16,837	8,632
Net cash provided by operating activities	262,222	26,579
Cash flows from investing activities:
Capital expenditures	(94,837)	(77,440)
Purchases of intangible assets	(3,787)	(3,019)
Net cash used in investing activities	(98,624)	(80,459)
Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	2,114	(6,622)
Proceeds from issuance of long-term debt	849,147	105,678
Payments of long-term debt	(889,882)	(158,097)
Debt issuance costs	(17,775)	(6,671)
Payments on the extinguishment of debt	(54,841)	—
Dividends paid to Parent	(1,250)	—
Funds remitted to joint venture	—	(4,900)
Net cash (used in) provided by financing activities	(112,487)	(70,612)
(Decrease) increase in cash and cash equivalents	51,111	(124,492)
Effect of exchange rate changes on cash	(6,952)	(5,766)
Cash and cash equivalents, beginning of period	210,284	340,542
Cash and cash equivalents, end of period	$254,443	$210,284